UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

NTN BUZZTIME, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2231 Rutherford Road
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 438-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Item 8.01 Other Events.

NTN Buzztime, Inc. (the “Company”) is always open to, and always carefully considers, productive suggestions about how to improve its business.

As Sean Gordon previously publicly announced, he submitted a letter to the Company in which he sought to nominate himself as a candidate for election to the Company’s board of directors (the “Board”) at the Company’s upcoming 2018 annual meeting of stockholders, and to make a stockholder proposal at that meeting related to proxy access.

The Company’s management and directors have had many previous discussions with Mr. Gordon, including hosting him at the Company’s headquarters in April 2016 to consider him as a candidate for election to the Board. The Company’s management and directors are and will remain transparent and open to dialogue with him and all interested investors.

After having carefully reviewed and analyzed Mr. Gordon’s letter, the nominating and corporate governance/compensation committee of the Board determined that his letter failed to comply with certain procedures required by the Company’s bylaws, and therefore determined his letter is not a valid stockholder nomination or proposal and cannot be submitted as such to the Company’s stockholders at the upcoming 2018 annual meeting. The Company informed Mr. Gordon of this determination, and confirmed that if he submits himself or any other person for consideration by the Board as a candidate for election, the Board would consider their candidacy.

The Company is open to continuing a constructive dialogue with Mr. Gordon in the future. The Company remains focused on executing its strategy, transitioning from a one-dimensional entertainment business to a multi-dimensional platform company, developing new offerings and adding new functionality to its platform designed to help the Company be a leader in current markets and to tackle new markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: March 2, 2018	By:	/s/ Allen Wolff
Allen Wolff
Chief Financial Officer